Exhibit 99.1

NEWS RELEASE

Gray Announces Closing of Offering of $1.25 Billion of 10.500% Senior Secured First Lien Notes due 2029

Atlanta, Georgia – June 3, 2024. . . Gray Television, Inc. (“Gray”) (NYSE: GTN) announced today that it has completed its previously announced offering of $1.25 billion aggregate principal amount of 10.500% senior secured first lien notes due 2029 (the “Notes”). The Notes were issued at par.

The net proceeds from the Notes are being used, together with the net proceeds of up to $500 million of a new tranche F term loan and availability under its revolving credit facility, both under the Company’s Senior Credit Facility, and cash on hand, to pre-pay Gray’s $1.2 billion tranche E term loan due January 2, 2026 under the Company’s Senior Credit Facility; repurchase in a tender offer any and all of its outstanding 5.875% senior notes due 2026; and pay all fees and expenses in connection with the offering.

The Notes are guaranteed, jointly and severally, by each existing and future restricted subsidiary of Gray that guarantees Gray’s existing senior credit facility.

Interest on the Notes accrues from June 3, 2024 and is payable semiannually, on January 15 and July 15 of each year, commencing January 15, 2025. The Notes mature on July 15, 2029.

The Notes and related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes were offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to consummate the senior credit facility refinancing or the tender offer; the intended use of proceeds of the offering and the senior credit facility refinancing; and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Jeff Gignac, Executive Vice President, Finance, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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